Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NCI Building Systems, Inc. 2003 Long Term Incentive Plan and the Deferred Compensation Plan of our reports dated December 22, 2009 (except for Note 1, as to which the date is April 23, 2010), with respect to the consolidated financial statements of NCI Building Systems, Inc. included in the Current Report (Form 8-K) of NCI Building Systems, Inc. dated April 23, 2010 and December 22, 2009, with respect to the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in the Annual Report (Form 10-K) of NCI Building Systems, Inc. for the year ended November 1, 2009, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas
April 23, 2010